Exhibit 99.1

HARMONY BIOSCIENCES REPORTS STRONG Q3 2025 FINANCIAL RESULTS; RECENTLY RAISED 2025 REVENUE GUIDANCE TO

$845-$865M

WAKIX® (pitolisant) Franchise Delivers Net Revenue of $239M in Q3 2025 (+29% YoY Growth)

Record Increase in Average Number of Patients of Approximately 500 to Achieve 8,100 Average Patients in Q3 2025

Strong Cash Generation of $106M with $778M On Balance Sheet at end of Q3 2025

Pitolisant HD IND submitted; On Track to Initiate Phase 3 Trials in Narcolepsy and Idiopathic Hypersomnia in Q4 2025

Potential Best-In-Class Orexin 2 Agonist (BP1.15205) On Track to Dose First Subject in Q4 2025; Phase 1 Clinical Data in 2026

Late-Stage Catalyst-Rich Pipeline Advances with up to Five Phase 3 Programs by Year End

Conference Call and Webcast Today at 8:30 a.m. ET

PLYMOUTH MEETING, Pa., November 4, 2025 /Business Wire/ -- Harmony Biosciences Holdings, Inc. (Nasdaq: HRMY) today announced earnings of $239.5M for Q3 2025, representing 29% year-over-year revenue growth for WAKIX®. These results were driven by the highest ever increase in average number of patients of approximately 500 for the quarter, accelerating the trajectory toward blockbuster status for WAKIX in narcolepsy. The company continues to build on four consecutive years of revenue growth and profitability. With over $778 million in cash and investments at quarter end, Harmony has further strengthened its financial position, solidifying its unique profile as a profitable, self-funding biotech company with a robust, late-stage pipeline and strong long-term growth potential.

“Our exceptional performance this quarter highlights the continued strength of WAKIX and significant market opportunity that remains ahead. I am incredibly proud of our team’s focus and executional excellence, as we delivered very strong results today, which positions Harmony for future growth,” said Jeffrey M. Dayno, M.D., President and CEO of Harmony Biosciences. “I continue to have firm conviction in our late-stage pipeline to deliver multiple catalysts over the next several years and, given our strong cash position, we intend to strategically pursue value-enhancing assets to add to our pipeline and build a broader product portfolio of innovative treatments that can help even more patients living with unmet medical needs.”

Franchise Highlights

Sleep/Wake Franchise

WAKIX in Narcolepsy

●	Net Revenue was $239.5 million for Q3 2025
●	Recently raised 2025 Net Revenue guidance from $820-$860 million to $845-$865 million
●	Record increase in average number of patients of approximately 500 to achieve approximately 8,100 average patients in Q3 2025

Pitolisant HD (high dose)

●	IND submitted to the FDA
●	Phase 3 registrational trials in both narcolepsy and IH to initiate in Q4 2025 with target PDUFA dates in 2028
●	Higher dose and optimized pharmacokinetic profile designed for greater efficacy without compromising safety and tolerability profile
●	Phase 3 registrational trial in narcolepsy designed for greater efficacy in excessive daytime sleepiness and cataplexy; includes endpoint on narcolepsy-related fatigue in pursuit of a differentiated label
●	Phase 3 registrational trial in IH to include endpoint on sleep inertia in pursuit of a differentiated label
●	Utility patents filed for pitolisant HD with potential exclusivity to 2044

Pitolisant GR (gastro-resistant)

●	Designed to minimize the potential for treatment-related GI side effects as patients with narcolepsy commonly experience GI symptoms related to their underlying disease (up to 90%)
●	Topline data readout from pivotal bioequivalence study on track for Q4 2025
●	Provides patients with the ability to start at therapeutic dose range without the need for titration
●	Topline data from dosing optimization study showed 100% (46/46) of patients were able to initiate pitolisant GR at the therapeutic dose of 17.8mg
●	Utility patents filed for pitolisant GR with potential exclusivity to 2044

Orexin-2 receptor agonist (BP1.15205)

●	First-in-human study to commence in Q4 2025 with clinical data anticipated in 2026

●	Comprehensive and compelling preclinical safety and efficacy data presented at SLEEP and World Sleep Congress
●	Potential to be best-in-class orexin-2 receptor agonist based on a novel chemical scaffold, preclinical potency, selectivity, safety and efficacy data, as well as its potential for once-a-day dosing

Rare Epilepsy Franchise

EPX-100 (clemizole hydrochloride)

●	One of the most advanced development programs in the 5HT2 (serotonin) agonist class
●	Enrollment ongoing for Phase 3 registrational trial in Dravet syndrome (ARGUS Study) with topline data anticipated in 2026
●	Enrollment ongoing for Phase 3 registrational trial in patients with Lennox-Gastaut syndrome (LIGHTHOUSE Study) with topline data anticipated in 2026
●	Presenting data from the ARGUS open label extension study at the American Epilepsy Society Meeting in December 2025

EPX-200 (lorcaserin hydrochloride)

●	Proven mechanism of action in developmental and epileptic encephalopathies (DEEs) confirmed via non-clinical and clinical data
●	Currently in the IND-enabling stage

Neurobehavioral Franchise

ZYN002

●	The ZYN002 phase 3 RECONNECT study in Fragile X syndrome did not meet the primary endpoint of improvement in social avoidance primarily due to a higher-than-expected placebo response rate; a review of the full data set is ongoing
●	The ZYN002 development program in 22q11.2 deletion syndrome (22q) has been paused pending the full review of the RECONNECT data

Third Quarter 2025 Financial Results

Harmony Biosciences reported net product revenue of $239.5 million for the quarter ended September 30, 2025, compared to $186 million for the same period in 2024, representing 29% year-over-year growth. This performance reflects both continued demand for WAKIX within the large narcolepsy market opportunity (approximately 80,000 diagnosed patients in the U.S.) and the product's broad clinical utility. Our continued success has been driven by strong execution across the organization from sales effectiveness to marketing and promotion and supported by broad payer coverage and how we support patients over time.

On a GAAP basis, net income for the quarter was $50.9 million, or $0.87 per diluted share, compared to $46.1 million, or $0.79 per diluted share, in Q3 2024. Non-GAAP adjusted net income, which we believe better reflects our core business performance, was $63.5 million ($1.08 per diluted share) for the third quarter of 2025 versus $57.3 million ($0.99 per diluted share) for the comparable 2024 period.

Reconciliations of applicable GAAP financial measures to Non-GAAP financial measures are included at the end of this press release.

Harmony’s operating expenses include the following:

●	Research and Development expenses were $55.0 million in the third quarter of 2025, as compared to $25.4 million for the same quarter in 2024, representing a 117% increase; primarily driven by a $15.0 million IPR&D charge related to a clinical milestone achieved for ZYN002;
●	Sales and Marketing expenses were $29.5 million in the third quarter of 2025, as compared to $27.6 million for the same quarter in 2024, representing a 7% increase;
●	General and Administrative expenses were $29.8 million in the third quarter of 2025, as compared to $28.6 million for the same quarter in 2024, representing a 4% increase; and
●	Total Operating Expenses were $114.3 million in the third quarter of 2025, as compared to $81.6 million for the same quarter in 2024, representing a 40% increase.

As of September 30, 2025, Harmony had cash, cash equivalents and investments of $778.4 million, compared to $576.1 million as of December 31, 2024.

2025 Net Product Revenue Guidance

Recently raised full year 2025 net product revenue range from $820-$860 million to $845-$865 million.

Conference Call Today at 8:30 a.m. ET

We are hosting our third quarter 2025 financial results conference call and webcast today, beginning at 8:30 a.m. Eastern time. The live and replay webcast of the call will be available on the investor relations page of our website https://ir.harmonybiosciences.com/.

To participate in the live call by phone, dial 800-274-8461 (domestic) or 203-518-9814 (international), and reference passcode HRMYQ325.

Non-GAAP Financial Measures

In addition to our GAAP results, we present certain Non-GAAP measures including Non-GAAP adjusted net income and Non-GAAP adjusted net income per share, which we believe provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements, and the manner in which we calculate Non-GAAP adjusted net income and Non-GAAP adjusted net income per share may not be identical to the manner in which other companies calculate adjusted net income and adjusted net income per share. We use these Non-GAAP measurements as an aid in monitoring our financial performance from quarter-to-quarter and year-to-year and benchmarking against comparable companies. Non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that we may exclude for purposes of our Non-GAAP financial measures; and we may in the future cease to exclude items that we have historically excluded for purposes of our Non-GAAP financial measures.

About WAKIX® (pitolisant) Tablets
WAKIX, a first-in-class medication, is approved by the U.S. Food and Drug Administration for the treatment of excessive daytime sleepiness (EDS) or cataplexy in adult patients with narcolepsy and for the treatment of EDS in pediatric patients 6 years of age and older with narcolepsy. It was granted orphan drug designation for the treatment of narcolepsy in 2010, and breakthrough therapy designation for the treatment of cataplexy in 2018. WAKIX is a selective histamine 3 (H₃) receptor antagonist/inverse agonist. The mechanism of action of WAKIX is unclear; however, its efficacy could be mediated through its activity at H₃ receptors, thereby increasing the synthesis and release of histamine, a wake promoting neurotransmitter. WAKIX was designed and developed by Bioprojet (France). Harmony has an exclusive license from Bioprojet to develop, manufacture and commercialize pitolisant in the United States.

Indications and Usage
WAKIX is indicated for the treatment of excessive daytime sleepiness (EDS) or cataplexy in adult patients with narcolepsy and for the treatment of excessive daytime sleepiness (EDS) in pediatric patients 6 years of age and older with narcolepsy.

Important Safety Information

Contraindications
WAKIX is contraindicated in patients with known hypersensitivity to pitolisant or any component of the formulation. Anaphylaxis has been reported. WAKIX is also contraindicated in patients with severe hepatic impairment.

Warnings and Precautions
WAKIX prolongs the QT interval; avoid use of WAKIX in patients with known QT prolongation or in combination with other drugs known to prolong the QT interval. Avoid use in patients with a history of cardiac arrhythmias, as well as other circumstances that may increase the risk of the occurrence of torsade de pointes or sudden death, including symptomatic bradycardia, hypokalemia or hypomagnesemia, and the presence of congenital prolongation of the QT interval.

The risk of QT prolongation may be greater in patients with hepatic or renal impairment due to higher concentrations of pitolisant; monitor these patients for increased QTc. Dosage modification is recommended in patients with moderate hepatic impairment and moderate or severe renal impairment. WAKIX is contraindicated in patients with severe hepatic impairment and not recommended in patients with end-stage renal disease (ESRD).

Adverse Reactions
In the placebo-controlled clinical trials conducted in patients with narcolepsy with or without cataplexy, the most common adverse reactions (≥5% and at least twice placebo) for WAKIX were insomnia (6%), nausea (6%), and anxiety (5%). Other adverse reactions that occurred at ≥2% and more frequently than in patients treated with placebo included headache, upper respiratory tract infection, musculoskeletal pain, heart rate increased, hallucinations, irritability, abdominal pain, sleep disturbance, decreased appetite, cataplexy, dry mouth, and rash.

In the placebo-controlled phase of the clinical trial conducted in pediatric patients 6 years and older with narcolepsy with or without cataplexy, the most common adverse reactions (≥5% and greater than placebo) for WAKIX were headache (19%) and insomnia (7%). The overall adverse reaction profile of WAKIX in the pediatric clinical trial was similar to that seen in the adult clinical trial program.

Drug Interactions
Concomitant administration of WAKIX with strong CYP2D6 inhibitors increases pitolisant exposure by 2.2-fold. Reduce the dose of WAKIX by half.

Concomitant use of WAKIX with strong CYP3A4 inducers decreases exposure of pitolisant by 50%. Dosage adjustments may be required.

H1 receptor antagonists that cross the blood-brain barrier may reduce the effectiveness of WAKIX. Patients should avoid centrally acting H1 receptor antagonists.

WAKIX is a borderline/weak inducer of CYP3A4. WAKIX may reduce the effectiveness of sensitive CYP3A4 substrates, including hormonal contraceptives. Patients using hormonal contraception should be advised to use an alternative non-hormonal contraceptive method during treatment with WAKIX and for at least 21 days after discontinuing treatment.

Use in Specific Populations

There is a pregnancy exposure registry that monitors pregnancy outcomes in women who are exposed to WAKIX during pregnancy. Patients should be encouraged to enroll in the WAKIX pregnancy registry if they become pregnant. To enroll or obtain information from the registry, patients can call 1-800-833-7460.

The safety and effectiveness of WAKIX have not been established for treatment of excessive daytime sleepiness in pediatric patients less than 6 years of age with narcolepsy.

The safety and effectiveness of WAKIX have not been established for treatment of cataplexy in pediatric patients with narcolepsy.

WAKIX is extensively metabolized by the liver. WAKIX is contraindicated in patients with severe hepatic impairment. Dosage adjustment is required in patients with moderate hepatic impairment.

WAKIX is not recommended in patients with end-stage renal disease. Dosage adjustment of WAKIX is recommended in patients with eGFR <60 mL/minute/1.73 m2.

Dosage reduction is recommended in patients known to be poor CYP2D6 metabolizers; these patients have higher concentrations of WAKIX than normal CYP2D6 metabolizers.

Please see the Full Prescribing Information for WAKIX for more information.

To report suspected adverse reactions, contact Harmony Biosciences at 1-800-833-7460 or the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About Narcolepsy
Narcolepsy is a rare, chronic, debilitating neurological disease of sleep-wake state instability that impacts approximately 170,000 Americans and is primarily characterized by excessive daytime sleepiness (EDS) and cataplexy – its two cardinal symptoms – along with other manifestations of REM sleep dysregulation (hallucinations and sleep paralysis), which intrude into wakefulness. EDS is the inability to stay awake and alert during the day and is the symptom that is present in all people living with narcolepsy. In most patients, narcolepsy is caused by the loss of hypocretin/orexin, a neuropeptide in the brain that supports sleep-wake state stability. This disease affects men and women equally, with typical symptom onset in adolescence or young adulthood; however, it can take up to a decade to be properly diagnosed.

About Idiopathic Hypersomnia
Idiopathic Hypersomnia (IH) is a rare and chronic neurological disease that is characterized by excessive daytime sleepiness (EDS) despite sufficient or even long sleep time. EDS in IH cannot be alleviated by naps, longer sleep or more efficient sleep. People living with IH experience significant EDS along with the symptoms of sleep inertia (prolonged difficulty waking up from sleep) and 'brain fog' (impaired cognition, attention, and alertness). The cause of IH is unknown, but it is likely due to alterations in areas of the brain that stabilize states of sleep and wakefulness. IH is one of the central disorders of hypersomnolence and, like narcolepsy, is a debilitating sleep disorder that can result in significant disruption in daily functioning.

About ZYN002
ZYN002 is the first-and-only pharmaceutically manufactured synthetic cannabidiol devoid of THC and formulated as a patent-protected permeation-enhanced gel for transdermal delivery through the skin and into the circulatory system. The product is manufactured through a synthetic process in a cGMP facility and is not extracted from the cannabis plant. ZYN002 does not contain THC, the compound that causes the euphoric effect of cannabis, and has the potential to be a nonscheduled product if approved. Cannabidiol, the active ingredient in ZYN002, has been granted orphan drug designation by the United States Food and Drug Administration (FDA) and the European Medicines Agency (EMA) for the treatment of FXS and for the treatment of 22q. Additionally, ZYN002 has received FDA Fast Track designation for the treatment of behavioral symptoms in patients with FXS.

About Fragile X Syndrome

Fragile X syndrome (FXS) is a rare genetic disorder that is the leading known cause of both inherited intellectual disability and autism spectrum disorder. The disorder negatively affects synaptic function, plasticity and neuronal connections, and results in a spectrum of intellectual disabilities and behavioral symptoms, such as social avoidance and irritability. While the exact prevalence is unknown, upwards of 80,000 patients in the U.S. and 121,000 patients in the European Union and the UK are believed to have FXS, based on FXS prevalence estimates of approximately 1 in 4,000 to 7,000 in males and approximately 1 in 8,000 to 11,000 in females. There is a significant unmet medical need in patients living with FXS as there are currently no FDA-approved treatments for this disorder.

FXS is caused by a mutation in FMR1, a gene which modulates a number of systems, including the endocannabinoid system, and most critically, codes for a protein called FMRP. The FMR1 mutation manifests as multiple repeats of a DNA segment, known as the CGG triplet repeat, resulting in deficiency or lack of FMRP. FMRP helps regulate the production of other proteins and plays a role in the development of synapses, which are critical for relaying nerve impulses, and in regulating synaptic plasticity. In people with full mutation of the FMR1 gene, the CGG segment is repeated more than 200 times, and in most cases causes the gene to not function. Methylation of the FMR1 gene also plays a role in determining functionality of the gene. In approximately 60% of patients with FXS, who have complete methylation of the FMR1 gene, no FMRP is produced, resulting in dysregulation of the systems modulated by FMRP.

About Clemizole Hydrochloride (EPX-100)
EPX-100, clemizole hydrochloride, is under development for the treatment of Dravet syndrome (DS) and Lennox-Gastaut syndrome (LGS). EPX-100 acts by targeting central 5-hydroxytryptamine receptors to modulate serotonin signaling. The drug candidate is administered orally twice a day in a liquid formulation and has been developed based on a proprietary phenotype-based zebrafish drug screening platform. DS is caused by a loss of function mutation in the SCN1A gene, and scn1 mutant zebrafish replicate the genetic etiology and phenotype observed in the majority of DS patients. The scn1Lab mutant zebrafish model that expresses voltage gated sodium channels has been used for high-throughput screening of compounds that modulate Nav1.1 in the central nervous system.

About Dravet Syndrome

Dravet syndrome (DS) is a severe and progressive epileptic encephalopathy that begins in infancy and causes significant impact on patient functioning. DS begins in the first year of life and is characterized by high seizure frequency and severity, intellectual disability, and a risk of sudden unexpected death in epilepsy. Approximately 85% of Dravet syndrome cases are caused by de novo loss-of-function (LOF) mutations in a voltage-gated sodium channel gene, SCN1A1. DS has an estimated incidence rate of 1:15,700.

About Lennox-Gastaut Syndrome
Lennox-Gastaut syndrome (LGS) is a rare and drug-resistant epileptic encephalopathy characterized by onset in children between 3-5 years of age. The underlying cause of LGS is unknown and can be related to a wide range of factors including genetic differences and structural differences in the brain. As a result, patients experience multiple seizure types, including atonic seizures, and developmental, cognitive, and behavioral issues. LGS affects approximately 48,000 patients in the U.S.

About Harmony Biosciences
Harmony Biosciences is a pharmaceutical company dedicated to developing and commercializing innovative therapies for patients with rare neurological diseases who have unmet medical needs. Driven by novel science, visionary thinking, and a commitment to those who feel overlooked, Harmony Biosciences is nurturing a future full of therapeutic possibilities that may enable patients with rare neurological diseases to truly thrive. Established by Paragon Biosciences, LLC, in 2017 and headquartered in Plymouth Meeting, Pa., we believe that when empathy and innovation meet, a better future can begin; a vision evident in the therapeutic innovations we advance, the culture we cultivate, and the community programs we foster. For more information, please visit www.harmonybiosciences.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our full year 2025 net product revenue, expectations for the growth and value of WAKIX, plans to submit an sNDA for pitolisant in idiopathic hypersomnia; our future results of operations and financial position, business strategy, products, prospective products, product approvals, the plans and objectives of management for future operations and future results of anticipated products. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our commercialization efforts and strategy for WAKIX; the rate and degree of market acceptance and clinical utility of pitolisant in additional indications, if approved, and any other product candidates we may develop or acquire, if approved, including ZYN002 and EPX-100; our research and development plans, including our plans to explore the therapeutic potential of pitolisant in additional indications; our ongoing and planned clinical trials; our ability to expand the scope of our license agreements with Bioprojet Société Civile de Recherche (“Bioprojet”); the availability of favorable insurance coverage and reimbursement for WAKIX; the timing of, and our ability to obtain, regulatory approvals for pitolisant for other indications as well as any other product candidates; our estimates regarding expenses, future revenue, capital requirements and additional financing needs; our ability to identify, acquire and integrate additional products or product candidates with significant commercial potential that are consistent with our commercial objectives; our commercialization, marketing and manufacturing capabilities and strategy; significant competition in our industry; our intellectual property position; loss or retirement of key members of management; failure to successfully execute our growth strategy, including any delays in our planned future growth; our failure to maintain effective internal controls; the impact of government laws and regulations; volatility and fluctuations in the price of our common stock; the significant costs and required management time as a result of operating as a public company; the fact that the price of Harmony's common stock may be volatile and fluctuate substantially; statements related to our intended share repurchases and repurchase timeframe; and macroeconomic effects and changes in market conditions, including the impact of tariffs, inflation and the risk of recession. These and other important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on February 25, 2025, and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

HARMONY BIOSCIENCES HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net product revenue	$239,455	$186,038	$624,677	$513,467
Cost of product sold	59,650	42,778	129,797	102,406
Gross profit	179,805	143,260	494,880	411,061
Operating expenses:
Research and development	54,962	25,387	139,661	111,159
Sales and marketing	29,549	27,576	90,333	83,316
General and administrative	29,807	28,587	94,974	81,487
Total operating expenses	114,318	81,550	324,968	275,962
Operating income	65,487	61,710	169,912	135,099
Other expense, net	(106)	(124)	(575)	(228)
Interest expense	(3,621)	(4,348)	(11,103)	(13,287)
Interest income	5,730	4,932	16,070	14,065
Income before income taxes	67,490	62,170	174,304	135,649
Income tax expense	(16,625)	(16,077)	(38,103)	(39,631)
Net income	$50,865	$46,093	$136,201	$96,018
Unrealized income on investments	118	733	291	497
Comprehensive income	$50,983	$46,826	$136,492	$96,515
EARNINGS PER SHARE:
Basic	$0.88	$0.81	$2.36	$1.69
Diluted	$0.87	$0.79	$2.32	$1.66
Weighted average number of shares of common stock - basic	57,550,902	56,870,234	57,655,272	56,815,167
Weighted average number of shares of common stock - diluted	58,717,910	58,103,963	58,738,361	57,754,016

HARMONY BIOSCIENCES HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30,	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$646,999	$453,001
Investments, short-term	25,582	14,185
Trade receivables, net	100,651	83,033
Inventory, net	6,882	7,198
Prepaid expenses	23,308	13,714
Other current assets	35,378	8,121
Total current assets	838,800	579,252
NONCURRENT ASSETS:
Property and equipment, net	1,440	1,257
Investments, long-term	105,831	108,874
Intangible assets, net	95,380	113,263
Deferred tax asset	157,075	190,398
Other noncurrent assets	9,692	6,156
Total noncurrent assets	369,418	419,948
TOTAL ASSETS	$1,208,218	$999,200
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$26,341	$13,744
Accrued compensation	14,935	18,776
Accrued expenses	161,302	120,640
Current portion of long-term debt	20,000	16,250
Other current liabilities	825	5,672
Total current liabilities	223,403	175,082
NONCURRENT LIABILITIES:
Long-term debt, net	148,506	163,016
Other noncurrent liabilities	1,186	1,947
Total noncurrent liabilities	149,692	164,963
TOTAL LIABILITIES	373,095	340,045
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS’ EQUITY:
Common stock—$0.00001 par value; 500,000,000 shares authorized at September 30, 2025 and December 31, 2024, respectively; 57,596,358 and 57,144,887 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	1	1
Additional paid in capital	696,348	656,872
Accumulated other comprehensive income	357	66
Retained earnings	138,417	2,216
TOTAL STOCKHOLDERS’ EQUITY	835,123	659,155
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,208,218	$999,200

HARMONY BIOSCIENCES HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
GAAP net income (1)	$50,865	$46,093	$136,201	$96,018
Non-GAAP Adjustments:
Non-cash interest expense (2)	161	175	490	531
Depreciation	7	7	20	261
Amortization (3)	5,961	5,961	17,883	17,883
Stock-based compensation expense	10,824	11,448	34,668	32,845
Income tax effect related to non-GAAP adjustments (4)	(4,338)	(6,412)	(11,599)	(15,044)
Non-GAAP adjusted net income (1)	$63,480	$57,272	$177,663	$132,494

GAAP reported net income per diluted share	$0.87	$0.79	$2.32	$1.66
Non-GAAP adjusted net income per diluted share	$1.08	$0.99	$3.02	$2.29

Weighted average number of shares of common stock used in non-GAAP diluted per share	58,717,910	58,103,963	58,738,361	57,754,016

(1) Includes a $15,000 IPR&D charge related to a clinical milestone achieved for ZYN002 during the three and nine months ended September 30, 2025. Includes a $15,000 IPR&D charge related to an upfront fee incurred upon closing the CiRC research collaboration agreement for the nine months ended September 30, 2025. Includes a $1,000 IPR&D charge related to a preclinical milestone achieved for HBS-102 during the three and nine months ended September 30, 2024. Includes a $25,500 charge related to an upfront license fee incurred upon closing the 2024 Bioprojet Sublicense Agreement and a $17,095 IPR&D charge related to the acquisition of Epygenix for the nine months ended September 30, 2024.

(2) Includes amortization of deferred finance charges.

(3) Includes amortization of intangible asset related to WAKIX.

(4) Calculated using the reported effective tax rate for the periods presented less impact of discrete items.

Harmony Biosciences Investor Contact:

Matthew Beck

917-415-1750

matthew.beck@astrpartners.com

Harmony Biosciences Media Contact:

Cate McCanless

202-641-6086

cmccanless@harmonybiosciences.com